                                                                               .
                                                                               .
                                                                               .

                                                                    Exhibit 12.1

                              COMPUTATION OF RATIOS
                          NEW YORK MORTGAGE TRUST, INC.


                                                          THREE MONTHS                     YEARS ENDED DECEMBER 31,
                                                         ENDED MARCH 31,  ----------------------------------------------------------
                                                              2005           2004         2003        2002       2001        2000
                                                         ---------------  ----------  -----------  ---------  ----------  ----------
Earnings:
  Pretax income (loss) from continuing operations          (2,727,560)     3,687,571   13,726,076  3,750,279   1,881,318     526,750
  Fixed Charges                                            12,504,816     16,012,518    3,266,438  1,673,108   1,288,780     476,000
  Distributed income of equity investees                    4,347,467      7,605,093   21,564,956  1,588,765     790,352      42,030
                                                           ----------     ----------   ----------  ---------   ---------   ---------
Total Earnings                                             14,124,723     27,305,182   38,557,470  7,012,152   3,960,450   1,044,780
                                                           ----------     ----------   ----------  ---------   ---------   ---------
Fixed Charges:
  Interest Expense                                         11,689,738     16,012,518    3,266,438  1,673,108   1,288,780     476,000
  Amortized premiums & discounts related to indebtedness        6,736              -            -          -           -           -
  Capitalized expenses related to indebtedness                808,342              -            -          -           -           -
  Capitalized Interest                                              -              -            -          -           -           -
  Preference security dividends                                     -              -            -          -           -           -
                                                           ----------     ----------   ----------  ---------   ---------   ---------
Total Fixed Charges                                        12,504,816     16,012,518    3,266,438  1,673,108   1,288,780     476,000
                                                           ----------     ----------   ----------  ---------   ---------   ---------

Ratio of earnings to fixed charges                               1.13           1.71        11.80       4.19        3.07        2.19
                                                           ==========     ==========   ==========  =========   =========   =========

Preference security dividends                                       -              -            -          -           -           -

Ratio of earnings to fixed charges and preference
security dividends                                               1.13           1.71        11.80       4.19        3.07        2.19
                                                           ==========     ==========   ==========  =========   =========   =========